Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-39028) pertaining to the Optio Software, Inc. Stock Incentive Plan, Optio Software, Inc. Directors’ Stock Option Plan, and other stock options of our report dated March 7, 2002, except for Note 17, as to which the date is April 29, 2002, with respect to the consolidated financial statements and schedule of Optio Software, Inc. included in the Annual Report (Form 10-K) for the year ended January 31, 2003.

/s/    ERNST & YOUNG LLP

Atlanta, Georgia

April 28, 2003